Exhibit Index at Page 3




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported):                 May 2, 2000


                               GENESEE CORPORATION
               (Exact Name of Registrant as Specified in Charter)


   NEW YORK                                 0-1653                16-0445920
(State or other Jurisdiction                (Commission         (IRS Employer
of Incorporation)                           File Number)     Identification No.)


 445 St. Paul Street, Rochester, New York               14605
(Address of Principal Executive Offices)              (Zip Code)


Registrant's telephone number, including area code:          (716) 546-1030

Item 5.    Other Events.

           Genesee Corporation issued a news release on May 2, 2000, which is filed with this report as Exhibit 99.


Item 7.    Exhibits.

           An exhibit filed with this report is identified in the Exhibit Index at Page 3.



                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Genesee Corporation


Date:         May 2, 2000                By       /s/Mark W. Leunig
                                   Mark W. Leunig, Vice President and Secretary

                                  EXHIBIT INDEX

                                                                        Page
Exhibit 99               News Release Dated May 2, 2000                   4

                                                  EXHIBIT 99

FOR IMMEDIATE RELEASE                            CONTACT:  Mark W. Leunig
                                                 Director of Investor Relations
                                                 (716) 263-9440


     GENESEE CORPORATION ANNOUNCES TERMINATION OF AGREEMENT TO SELL BREWING SUBSIDIARY


         ROCHESTER,  NEW YORK, May 2, 2000 -- Genesee  Corporation  (NASDAQ/NMS:
GENBB) today announced that its Genesee Brewing Company subsidiary has terminated the Asset Purchase Agreement with the owners of City Brewing Company that Genesee Brewing Company entered into in December, 1999. Under the terms of the agreement, the transaction was to have closed on or before March 15, 2000.
The agreement was terminated because certain conditions set forth in the agreement were not met.

         "We believe that the interests of our shareholders will be better served by terminating the agreement, which will allow management to focus on our brewing business during the critical summer selling season", said Tom Hubbard, president and chief executive officer of Genesee Corporation. Terminating the agreement will also allow the corporation to explore other strategic alternatives for its brewing business. "While we work to improve the performance of our brewing business, we will also continue to explore strategic alternatives, including a possible management-led buyout of the brewing business", said Mr. Hubbard.

     "Although we are disappointed that the transaction did not close, we are very encouraged by the progress we have made in our plan to return the Brewery to profitability and growth. Since last summer, we have been implementing a turnaround plan that has already generated approximately $8 million in annualized cost reductions and productivity improvements", said Mr. Hubbard. "And the turnaround plan calls for additional actions that will generate further cost and productivity improvements", said Mr. Hubbard.

     Genesee Brewing Company, the nation's fifth largest brewer, has undertaken an aggressive program to improve productivity, increase profitability and strengthen its image as a quality regional brewer. In December 1999, Genesee brought back its celebrated 12 Horse Ale brand. Consumer response to the reintroduction of 12 Horse Ale has been very favorable and the brand will be supported with a promotional campaign this spring that will include radio and outdoor advertising. Genesee is working to reinvigorate the Genesee Beer, Genny Light and Genny Cream Ale brands with promotional campaigns slated to begin this summer. The company is also exploring a visitor/hospitality center and company store at the Brewery's historic and scenic facility overlooking the High Falls of the Genesee River.

         Genesee Brewing Company's operating performance for the first nine months of fiscal 2000, exclusive of the $1.7 restructuring charge announced last August, showed a $2 million improvement over the prior year. "We anticipate further progress in the last quarter of the fiscal year", said Hubbard, "and we are also encouraged by the improving volume trends for our Genesee family of brands."

     This news release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include statements about the operations, prospects and strategic alternatives for Genesee Brewing Company, and statements about brewing industry trends and conditions that may affect the performance or financial condition of the Corporation and Genesee Brewing Company. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. The most important factors that could cause actual results to differ from the expectations stated in these forward-looking statements include, among others, the inability to implement strategic alternatives which successfully address the declining sales and operating losses reported by Genesee Brewing Company; the inability of Genesee Brewing Company and its distributors to develop and execute effective marketing and sales strategies for Genesee Brewing Company's products; the potential erosion of sales revenues and profit margins through continued price stagnation, increased discounting or a higher proportion of sales in lower margin brands and packages; the continuation of declining sales for the specialty beer category; uncertainties due to the intensely competitive nature of the beer industry; demographic trends and social attitudes that can reduce beer sales; the continued growth in the popularity of import and nationally advertised beers; increases in the cost of aluminum, paper packaging and other raw materials; Genesee Brewing Company's inability to reduce manufacturing and overhead costs to more competitive levels; changes in significant laws and government regulations affecting sales, advertising and marketing of malt beverage products; significant increases in federal, state or local beer or other excise taxes; and the potential impact of beer industry consolidation at both the brewer and distributor levels.



NOTE: Copies of Genesee Corporation press releases are available free of charge by calling PRNewswire's Company News On Call at 800-758-5804, Extension 352775, or on the Internet at http://www.prnewswire.com/cnoc.